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                                                                   Exhibit 10.2


       DESCRIPTION OF JULY 26, 1995 AMENDMENT TO THE CIGNA CORPORATION
          SEVERANCE BENEFITS PLAN FOR MEMBERS OF THE EXECUTIVE GROUP

       The CIGNA Corporation Severance Benefits Plan for Members of the Executive Group (As Amended and Restated July 27, 1994) (the "Severance Plan") has been amended, effective July 26, 1995, regarding benefits available in the event of a Termination upon a Change of Control. If payments to the Participant under the Severance Plan and any other plans or programs maintained by the Corporation or its subsidiaries would create for such Participant an excise tax liability under Section 4999 of the Internal Revenue Code of 1986 (the "Code") for "excess parachute payments" as defined in Section 280G of the Code, then the Severance Plan shall pay an additional benefit ("Additional Payment") to the Participant sufficient to offset any excise tax and other adverse tax consequences due to any mandatory deferral of Participant's compensation followed by a Change of Control of the Corporation.